Exhibit 4.1

AMENDMENT

TO

RIGHTS AGREEMENT

This Amendment to Rights Agreement (this “Amendment”), dated as of October 9, 2023, to the Rights Agreement, dated as of May 26, 2023 (the “Rights Agreement”), is between Desktop Metal, Inc., a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement as set forth herein;

WHEREAS, the Company has provided an officer’s certificate in compliance with the terms of Section 26 of the Rights Agreement; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.            Section 7.1 of the Rights Agreement is hereby amended to replace the date “July 24, 2024” with the date “October 9, 2023.”

2.            In each place where it appears in the exhibits to the Rights Agreement, the date “July 24, 2024” is hereby replaced with the date “October 9, 2023.”

3.            Except as expressly set forth in this Amendment, this Amendment shall not amend or otherwise modify any text or other provision of the Rights Agreement. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect. Each reference to “hereof,” “hereunder,” “hereto,” “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement as amended by this Amendment.

4.            This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, other than with respect to the duties and rights of the Rights Agent under Sections 18-21 hereunder which shall be governed by and construed in accordance with the laws of the State of New York.

5.            This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Signature page follows.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, as of the day and year first above written.

DESKTOP METAL, INC.

By:	/s/ Meg Broderick
	Name:	Meg Broderick
	Title:	General Counsel and Corporate Secretary

[Signature Page to Amendment to Rights Agreement]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Henry Farrell
	Name:	Henry Farrell
	Title:	Vice President

[Signature Page to Amendment to Rights Agreement]